Exhibit 99.1

P.O. Box 25099 • Richmond, VA 23260 • Phone: (804) 359-9311 • Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	Immediately
	Phone:	(804) 359-9311
	Fax:	(804) 254-3594
	Email:	investor@universalleaf.com

Universal Corporation to Webcast Presentation

Richmond, VA, November 14, 2005 / PRNEWSWIRE

Universal Corporation (NYSE:UVV) will host a live audio webcast of the Company’s New York breakfast presentation to investors at www.universalcorp.com on Thursday, November 17, 2005.

The webcast will air a presentation by Allen B. King, Chairman, President, and Chief Executive Officer, and will be in listen-only mode. It will start when Mr. King begins to address the audience, which is expected to be at 8:30 a.m., Eastern Time.

An archived copy of the webcast will be available at www.universalcorp.com until 5:00 p.m., Eastern Time on Thursday, December 15, 2005.

The use of any comments made by Universal employees or other participants during the webcast will be restricted for background use only and not for attribution. The contents of the presentation are the property of Universal Corporation, protected by copyright law, and may not be reproduced in any form without the written permission of Universal Corporation. Rebroadcast of the copyrighted webcast or any portion thereof is prohibited.

Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation’s revenues for the fiscal year that ended on March 31, 2005, were approximately $3.3 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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